FOR IMMEDIATE RELEASE

Contact: Jenny Graef, 949.417.4347
jgraef@shopoff.com

Shopoff Properties Trust Sells
65 finished lots in Wasson Canyon, City of Lake Elsinore, Riverside County, California

Irvine, California (February 9, 2010) – Shopoff Properties Trust, Inc. has announced the sale of 65 finished residential lots located in the City of Lake Elsinore, Riverside County, California, commonly known as Wasson Canyon.  These finished lots were the third asset acquired by Shopoff Properties Trust, originally purchased on April 17, 2009 for $650,000 from MS Rialto Wasson Canyon CA, LLC, a Delaware limited liability company.

The sale, by SPT Lake Elsinore Holding Co, LLC, a wholly owned subsidiary of Shopoff Properties Trust’s affiliate Shopoff Partners L.P., to D.R. Horton Los Angeles Holding Company Inc., was for $2,231,775 in cash, and represented the second land asset sold by Shopoff Properties Trust in the past 12 months.

The lots sold in this transaction were entitled by The Shopoff Group, sponsor of Shopoff Properties Trust., on behalf of an affiliate,  Wasson Canyon Investments, L.P.

Shopoff Properties Trust continues to evaluate opportunities to redeploy the capital generated by this sale according to William A. Shopoff, President and Chairman of Shopoff Properties Trust.

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About Shopoff Properties Trust
Shopoff Properties Trust is a publicly registered, privately traded real estate investment trust (REIT).  Shopoff Properties Trust REIT is advised by Shopoff Advisors, L.P., and is sponsored by The Shopoff Group, L.P.   The primary focus of Shopoff Properties Trust is to acquire undeveloped real estate assets and enhance the value of such land holdings through land planning and design, engineering and processing of tentative tact maps, and obtaining required environmental approvals

Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the federal securities laws which are intended to be covered by the safe harbors covered by these laws.  Historical results and trends should not be taken as indicative of future operations. Forward looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of us, are generally identifiable by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, “prospects” or similar expressions.  Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to: changes in economic conditions generally and in the real estate market specifically; legislative/regulatory changes, including laws governing the taxation of REITs; availability of capital; interest rates; our ability to service our debt; competition; supply and demand for undeveloped land and other real estate in our proposed market areas; and other risk factors as outlined in company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.

THIS IS NEITHER A SOLICITATION TO BUY NOR AN OFFER TO SELL TO ANY PERSON IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED BY STATE LAW.